Exhibit 3.3

EXECUTION VERSION

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT (the “Amendment”), dated as of September 3, 2009, to the Rights Agreement (the “Rights Agreement”), dated June 3, 2002, by and between SEPRACOR INC., a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A. (formerly EquiServe Trust Company, N.A.), a national banking association, as Rights Agent (the “Rights Agent”), is being executed at the direction of the Company.  Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given them in the Rights Agreement.

WHEREAS, Section 27 of the Rights Agreement provides that the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Rights, by action of its Board of Directors;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate signed by an appropriate officer of the Company which states that the proposed amendment of the Rights Agreement is in compliance with the terms of Section 27 of the Rights Agreement;

WHEREAS, Dainippon Sumitomo Pharma Co., Ltd. (“Parent”), Aptiom, Inc. (“Merger Sub”) and the Company contemplate entering into an Agreement and Plan of Merger (the “Merger Agreement”) providing for, among other things, the (i) a cash tender offer (the “Offer”) by Merger Sub to purchase all of the issued and outstanding shares of the Company’s common stock, par value $0.10 per share the (the “Company Common Stock”) and the associated preferred stock purchase rights, (ii) the grant by the Company to Merger Sub of the Majority Protection Option and Top-Up Option (each as defined in the Merger Agreement) and (iii) following the consummation of the Offer, the merger of Merger Sub with and into the Company (the “Merger”), in each case, on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, the Company desires to amend the Rights Agreement, as set forth herein, to facilitate the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      AMENDMENT TO SECTION 1.

(a)                                  The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence to the end of said Section 1(a):

“Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub or any of their respective Affiliates or Associates (including Sumitomo Chemical Co., Ltd.) shall be or become an Acquiring Person by reason of, and the term “Acquiring Person” shall not include any of Parent, Merger Sub or any of their respective Affiliates or Associates (including Sumitomo Chemical Co., Ltd.), solely by reason of, (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments thereto), (ii) the commencement or public announcement of the Offer, (iii) the purchase of Common Stock pursuant to the Offer, (iv) the consummation or public announcement of the Merger and other Transactions or (v) the exercise, or public announcement of the exercise, of the option to purchase shares of Common Stock (and the purchase of such shares of Common Stock) pursuant to Section 1.4 or Section 1.5 of the Merger Agreement.”

(b)                                  The definition of “Permitted Offer” in Section 1(t) of the Rights Agreement is hereby amended by adding the following sentence to the end of said Section 1(t):

“For the avoidance of doubt, the Offer and the other transactions contemplated by the Merger Agreement shall constitute a “Permitted Offer” hereunder.”

(c)                                  Section 1 of the Rights Agreement is hereby amended by adding the following definitions to the end of Section 1 as new paragraphs (oo), (pp), (qq), (rr), (ss), (tt), (uu) and (vv):

“(oo) “Majority Protection Option” shall have the meaning ascribed to such term in the Merger Agreement.

(pp) “Merger” shall have the meaning ascribed to such term in the Merger Agreement.

(qq) “Merger Agreement” shall mean that certain Agreement and Plan of Merger by and among Dainippon Sumitomo Pharma Co., Ltd., Aptiom, Inc. and the Company, dated as of September 3, 2009 (as such agreement may be amended from time to time).

(rr) “Merger Sub” shall mean Aptiom, Inc., a Delaware corporation.

(ss) “Offer” shall have the meaning ascribed to such term in the Merger Agreement.

(tt) “Parent” means Dainippon Sumitomo Pharma Co., Ltd., a company formed under the laws of Japan.

(uu) “Top-Up Option” shall have the meaning ascribed to such term in the Merger Agreement.

(vv) “Transactions” shall have the meaning ascribed to such term in the Merger Agreement.”

2.                                      AMENDMENT TO SECTION 2.  Section 2 of the Rights Agreement is hereby amended by deleting the phrase “and the holders of Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Stock)” from the first sentence thereof.

3.                                      AMENDMENT TO SECTION 3.  Section 3(a) of the Rights Agreement is hereby amended by deleting the first sentence of Section 3(a) in its entirety and adding the following language as new first sentence of Section 3(a):

“Until the earlier of (i) the close of business on the tenth Business Day (or such later date as may be determined by the Board) after the Stock Acquisition Date (or, if the tenth Business Day after the Stock Acquisition Date occurs before the Record Date, the close of business on the Record Date), or (ii) the close of business on the tenth Business Day (or such later date as may be determined by action of the Board) after the date that a tender or exchange offer (other than a Permitted Offer) by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan, and other than Parent, Merger Sub or any of their respective Affiliates or Associates (including Sumitomo Chemical Co., Ltd.) if such commencement is in connection with the Merger, the Majority Protection Option, the Top-Up Option or the Offer as contemplated by the Merger Agreement) is first published or sent or given within the meaning of Rule 14d-2 of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, (the earlier of (i) and (ii) being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company).”

4.                                      AMENDMENT TO SECTION 5.  Section 5 of the Rights Agreement is hereby amended to delete the term “manually” from the second sentence thereof.

5.                                      AMENDMENT TO SECTION 7. Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23 hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of

Preferred Stock (or other shares, securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Final Expiration Date, (ii) the time at which the Rights expire as provided in Section 13(d) hereof, (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iv) the time at which such Rights are exchanged as provided in Section 24 hereof and (v) the time immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur (the earliest of (i), (ii), (iii), (iv) and (v) being herein referred to as the “Expiration Date”).  The Company shall notify the Rights Agent promptly after the occurrence of the Expiration Date.”

6.                                      AMENDMENT OF SECTION 26.  Section 26 of the Rights Agreement is hereby amended to delete the Rights Agent notice address in its entirety and replace it with the following:

“Computershare Trust Company, N.A.

250 Royall Street

Canton, MA  02021

Attention: Client Services”

7.                                      ADDITION OF SECTION 35.  The Rights Agreement is hereby amended to add a new Section 35 which shall read as follows:

“Section 35.  EXCEPTION OF CERTAIN TRANSACTIONS.  Notwithstanding any provision of this Agreement to the contrary, (i) none of Parent, Merger Sub or any of their Affiliates or Associates (including Sumitomo Chemical Co., Ltd.) shall be deemed an Acquiring Person, (ii) none of a Distribution Date, a Stock Acquisition Date, a Section 11(a)(ii) Event, a Section 11(a)(ii) Trigger Date, a Section 13 Event or a Triggering Event shall be deemed to occur or to have occurred and (iii) no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights under, the Agreement, including, without limitation, under Section 7 of the Agreement, in any such case solely by reason of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments thereto), (ii) the commencement or public announcement of the Offer, (iii) the purchase of Common Stock pursuant to the Offer, (iv) the consummation or public announcement of the Merger and other Transactions or (v) the exercise, or public announcement of the exercise, of the option to purchase shares of Common Stock (and the purchase of such shares of Common Stock) pursuant to Section 1.4 or Section 1.5 of the Merger Agreement.”

8.                                      ADDITION OF SECTION 36.  The Rights Agreement is hereby amended to add a new Section 36 which shall read as follows:

“Section 36.     FORCE MAJEURE.  Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

9.                                      AMENDMENTS TO SUMMARY OF RIGHTS.  Exhibit C (“Summary of Right to Purchase Preferred Stock”) of the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

10.                               BENEFITS OF THIS AGREEMENT.  All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

11.                               SEVERABILITY.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Amendment to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board determines in its good faith judgment that severing the invalid language from this Amendment would adversely affect the purpose or effect of this Amendment and the right of redemption set forth in Section 23 of the Rights Agreement shall have expired, such right shall be reinstated and shall not expire until the tenth Business Day following the date of such determination by the Board.

12.                               GOVERNING LAW.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within Delaware.

13.                               EFFECTIVENESS AND EFFECT OF AMENDMENT.

(a)                                  This Amendment is effective as of September 3, 2009, immediately prior to the execution of the Merger Agreement.

(b)                                  Except as specifically modified herein, the Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.  The execution, delivery and effectiveness of this Amendment 1 shall not, except as expressly provided herein, constitute a waiver or amendment of any provision of the Rights Agreement.  Upon and after the effectiveness of this Amendment, each reference in the Rights Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Rights Agreement, and each reference in any other document to “the Rights Agreement”, “thereunder”, “thereof” or words of like import referring to the Rights Agreement, shall mean and be a reference to the Rights Agreement as modified hereby.

14.                               DESCRIPTIVE HEADINGS.  Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

15.                               COUNTERPARTS.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

SEPRACOR INC.		COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:	/s/ Adrian Adams	By:	/s/ Dennis V. Moccia

Name:	Adrian Adams	Name:	Dennis V. Moccia

Title:	President & Chief Executive Officer	Title:	Manager, Contract Administration

SIGNATURE PAGE TO AMENDMENT TO RIGHTS AGREEMENT